BMO FUNDS, INC.

BMO Aggregate Bond Fund

111 East Kilbourn Avenue, Suite 200

Milwaukee, Wisconsin 53202

1-800-236-FUND

(1-800-236-3863)

www.bmofundus.com

July 24, 2013

Dear Shareholder:

Recently, you were mailed a proxy statement/prospectus and a proxy card for a special meeting of shareholders (the “Meeting”) of the BMO Aggregate Bond Fund (the “Aggregate Bond Fund”), a series of BMO Funds, Inc. (the “Company”) to be held on August 12, 2013 at 8:30 a.m., local time at 111 East Kilbourn Avenue, Suite 200, Milwaukee, Wisconsin 53202. This letter contains an important update to the information in the proxy statement/prospectus; please read it carefully.

The proxy statement/prospectus requested that shareholders of the Aggregate Bond Fund vote on a proposal to approve an Agreement and Plan of Reorganization (the “Reorganization Agreement”) that provides for the reorganization of the Aggregate Bond Fund into the BMO TCH Core Plus Bond Fund (the “Core Plus Bond Fund”), an existing series of the Company. Subsequent to the mailing of the proxy statement/prospectus, the portfolio managers for the Aggregate Bond Fund changed. The following replaces the comparable disclosure that appears on page 2 of the proxy statement/prospectus:

Aggregate Bond Fund
Investment Adviser, Investment Subadviser, and Portfolio Managers

Investment Adviser:

BMO Asset Management Corp. (the “Adviser”)

Investment Subadviser: None

Portfolio Managers:

Tere Alvarez Canida, CFA, William J. Canida, CFA, Alan M. Habacht, Scott M. Kimball, CFA, and Daniela Mardarovici, CFA

There have been no changes to the portfolio managers of the Core Plus Bond Fund, who will continue to manage the Core Plus Bond Fund after the reorganization of the Aggregate Bond Fund into the Core Plus Bond Fund, subject to shareholder approval of the Reorganization Agreement.

If you have already voted your shares, whether by returning your proxy card, or by telephone or by the Internet, for the Meeting and you do not wish to change your vote, you need not take any action and your shares will be voted in accordance with your original instructions. If you have not previously returned a proxy card for the Meeting, or voted by telephone or via the Internet, or you wish to change your vote, please complete, date, sign and return the proxy card included with the proxy statement/prospectus as soon as possible. You may also submit your voting instruction by telephone or the Internet by following the instructions included in the proxy card. You are also free to revoke your previously submitted proxy by submitting to the Secretary of the Company a written revocation or by voting in person at the Meeting.

Please review this letter carefully, even if you have already voted. This letter should be read in conjunction with the proxy statement/prospectus mailed to shareholders on or about July 3, 2013. For more information about the proxy solicitation, including the standards for quorum and approval of the proposal, please see the proxy statement/prospectus.

The Board of Directors of the Company continues to recommend that shareholders of the Aggregate Bond Fund vote FOR the proposal to approve the Reorganization Agreement.

Thank you for your response and for your continued investment in the BMO Funds.

Sincerely,

John M. Blaser, President

BMO Funds, Inc.